                                                Filed Pursuant to Rule 424(b)(5)
                                                       Registration No. 33-53519

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 5, 1998)
                                  $500,000,000
                                 [PHILLIPS LOGO]

                           PHILLIPS PETROLEUM COMPANY
                       $300,000,000 6 3/8% NOTES DUE 2009
                      $200,000,000 7% DEBENTURES DUE 2029
                             ----------------------

     We are offering and selling an aggregate of $300,000,000 of our 6 3/8% Notes due 2009 and an aggregate of $200,000,000 of our 7% Debentures due 2029. We will receive the proceeds from the sale of the notes and the debentures.

     Interest on the notes and the debentures is payable on March 30 and September 30 of each year, beginning September 30, 1999. The 2009 notes will mature on March 30, 2009 and the 2029 debentures will mature on March 30, 2029. We may redeem some or all of the notes or debentures at any time. We describe the redemption price under the heading "Description of the Offered
Securities -- Optional Redemption" on page S-4 of this prospectus supplement. We will also pay accrued interest to the date of any redemption.

     The notes and the debentures are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes and the debentures will not be entitled to the benefit of any sinking fund.

                             ----------------------

                                            PUBLIC OFFERING    UNDERWRITING       PROCEEDS,
                                               PRICE(1)          DISCOUNT      BEFORE EXPENSES
                                            ---------------    ------------    ---------------
Per 6 3/8% Note due 2009..................         99.934%             .65%           99.284%
Total.....................................   $299,802,000       $1,950,000      $297,852,000
Per 7% Debenture due 2029.................         99.293%            .875%           98.418%
Total.....................................   $198,586,000       $1,750,000      $196,836,000

     (1) Plus accrued interest from March 31, 1999, if settlement occurs after that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes and the debentures will be ready for delivery through the Depository Trust Company on or about March 31, 1999.
                             ----------------------

MERRILL LYNCH & CO.
         CHASE SECURITIES INC.
                  GOLDMAN, SACHS & CO.
                            J.P. MORGAN & CO.
                                    ABN AMRO INCORPORATED
                                            GREENWICH NATWEST
                                                  CREDIT SUISSE FIRST BOSTON
                             ----------------------
           The date of this prospectus supplement is March 26, 1999.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                       PROSPECTUS SUPPLEMENT
Ratio of Earnings to Fixed Charges..........................    S-3
Use of Proceeds.............................................    S-3
Description of the Offered Securities.......................    S-3
Underwriting................................................    S-5

                            PROSPECTUS

Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      3
Phillips Petroleum Company..................................      3
The Trusts..................................................      4
Ratios of Earnings to Fixed Charges.........................      4
Use of Proceeds.............................................      5
Description of the Senior Debt Securities and Subordinated
  Debt Securities...........................................      5
Description of the Preferred Securities.....................     13
Description of the Preferred Securities Guarantees..........     15
Effect of Obligations under the Subordinated Debt Securities
  and the Guarantee.........................................     17
Description of Preferred Stock..............................     19
Description of Depositary Shares............................     19
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................     22
Description of Common Stock.................................     23
Plan of Distribution........................................     24
Legal Matters...............................................     25
Experts.....................................................     25

                             ----------------------

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, together with the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may change after that date.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our unaudited historical ratios of earnings to fixed charges.

    YEAR ENDED DECEMBER 31,
--------------------------------
1998   1997   1996   1995   1994
----   ----   ----   ----   ----
 2.0    5.4    6.9    3.4    3.2

     For the purpose of calculating the ratio:

     - earnings have been calculated by adding fixed charges to income before income taxes, and by deducting therefrom interest capitalized during the period and our share of the undistributed income in less-than-fifty-percent-owned affiliates; and

     - fixed charges comprise total interest, including capitalized interest, and the portion of rental expense representative of the interest factor.

                                   USE OF PROCEEDS

     Our net proceeds from the sale of the notes and the debentures after deducting expenses are estimated to be $494,188,000 and are expected to be applied towards general corporate purposes, including the refunding of commercial paper and borrowings under a revolving credit facility. Our commercial paper borrowings range in maturity from 1 day to 28 days and in interest rates from 5.10% to 5.35% per annum. The interest rate under our revolving credit facility was 5.03% per annum as of the date hereof and the facility expires on May 14, 2002.

                     DESCRIPTION OF THE OFFERED SECURITIES

     The following description of the particular terms of the 2009 notes and the 2029 debentures (together, we refer to them as the "Offered Securities") supplements and should be read in conjunction with the general description of the Senior Debt Securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the prospectus, this description will control and replace the inconsistent prospectus description. The 2009 notes and the 2029 debentures will be issued each as separate series of Senior Debt Securities under an Indenture dated as of September 15, 1990, as supplemented by Supplemental Indenture No. 1 dated May 23, 1991 (we refer to the indenture as so supplemented as the "Senior Indenture"), between us and U.S. Bank Trust National Association, formerly First Trust National Association (as successor to Continental Bank, National Association), as trustee (which we refer to as the "Trustee"). The statements in these descriptions relating to the Offered Securities and the Senior Indenture are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Senior Indenture and the Offered Securities, forms of which are available from us.

GENERAL

     The 2009 notes will be limited to $300,000,000 in aggregate principal amount and will mature on March 30, 2009. The 2029 debentures will be limited to $200,000,000 in aggregate principal amount and will mature on March 30, 2029. Each series of Offered Securities will bear interest from March 31, 1999, at the annual rate for that series stated on the cover page of this prospectus supplement. Interest will be payable semiannually on March 30 and September 30 of each year, commencing September 30, 1999, to the holders of record of the Offered Securities at the close of business on the preceding March 15 or September 15, whether or not that day is a business day. All payments of interest and principal will be payable in United States dollars.

     Principal and interest on the Offered Securities will be payable, and the Offered Securities may be presented for transfer and exchange, at the corporate trust office or agency of the Trustee in New York, New

York or Chicago, Illinois. Payment of interest may also be made by check mailed to the registered holders, at our option.

     Neither the Senior Indenture nor the Offered Securities contain covenants or other provisions to afford protection to the holders of Offered Securities in the event of a recapitalization, holding company merger, or other transaction (leverage or otherwise) with us, our management or our affiliates, except to the limited extent described under "Description of the Senior Debt Securities and Subordinated Debt Securities -- Limitation on Mergers and Sales of Assets" in the accompanying prospectus.

     The Offered Securities will be senior unsecured obligations and will rank equally in right of payment to all of our other unsecured senior indebtedness.

OPTIONAL REDEMPTION

     Our Offered Securities will be redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of (i) 100 percent of the principal amount of the Offered Securities to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such Offered Securities (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 15 basis points for the 2009 notes or 25 basis points for the 2029 debentures, as the case may be, plus, in the case of each of clause (i) and (ii) above, accrued interest thereon to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2009 notes or the 2029 debentures, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Offered Securities.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealer" means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Offered Securities to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Offered Securities or portions thereof called for redemption.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, dated March 26, 1999, among us and the several underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the aggregate principal amount of the 2009 notes and the 2029 debentures set forth after their respective names below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the Offered Securities if they purchase any.

                                                                PRINCIPAL        PRINCIPAL
                                                                AMOUNT OF        AMOUNT OF
                        UNDERWRITER                             2009 NOTES    2029 DEBENTURES
                        -----------                            ------------   ---------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................   $148,500,000    $ 99,000,000
Chase Securities Inc. ......................................     43,500,000      29,000,000
Goldman, Sachs & Co. .......................................     43,500,000      29,000,000
J.P. Morgan Securities Inc. ................................     43,500,000      29,000,000
ABN AMRO Incorporated.......................................      7,500,000       5,000,000
Greenwich NatWest Limited, as agent
             for National Westminster Bank, Plc.............      7,500,000       5,000,000
Credit Suisse First Boston Corporation......................      6,000,000       4,000,000
                                                               ------------    ------------
             Total..........................................   $300,000,000    $200,000,000
                                                               ============    ============

     The underwriters have advised us that they propose initially to offer the Offered Securities to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of .4% of the principal amount of the 2009 notes and .5% of the principal amount of the 2029 debentures. The underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the 2009 notes and .25% of the principal amount of the 2029 debentures to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

     Each of the 2009 notes and the 2029 debentures are a new issue of securities with no established trading market. We may apply for listing of the Offered Securities on the New York Stock Exchange. We have been advised by the representatives that they intend to make a market in the Offered Securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the Offered Securities.

     In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Securities in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Securities. If the underwriters create a short position in the Offered Securities in connection with the offering, i.e., if they sell a greater aggregate principal amount of Offered Securities than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing Offered Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

     Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Securities. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

     Greenwich NatWest Limited, as agent for National Westminster Bank, Plc, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Offered Securities offered hereby and subject to certain exceptions, it will not offer or sell any Offered Securities within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The underwriting agreement does not limit sales of Offered Securities offered hereby outside of the United States.

     In the ordinary course of business, certain of the underwriters and their affiliates have from time to time provided investment banking, general financing and banking and financial advisory services to us and have also acted as representatives of various other underwriters in connection with public offerings of our securities.

     Affiliates of some of the underwriters are lenders under our revolving credit facility and may receive a portion of the amounts, if any, repaid under that facility with the net proceeds of the offering. In addition, some of the underwriters may hold our commercial paper and may receive a portion of the net proceeds of the offering which may be used to refund commercial paper. Because more than 10% of the net proceeds of the offering may be paid to affiliates of some of the underwriters, the offering is being made pursuant to the provisions of section (c)(8) of Rule 2710 of the NASD Conduct Rules.

     We estimate that we will spend $500,000 for fees and expenses associated with the offering of the Offered Securities.

PROSPECTUS

                                 $1,000,000,000

                           PHILLIPS PETROLEUM COMPANY

                             SENIOR DEBT SECURITIES
                             ---------------------
                          SUBORDINATED DEBT SECURITIES
                             ---------------------
                                PREFERRED STOCK
                             ---------------------
                               DEPOSITARY SHARES
                             ---------------------
                                  COMMON STOCK
                             ---------------------
                            STOCK PURCHASE CONTRACTS
                             ---------------------
                              STOCK PURCHASE UNITS
                             ---------------------
                        PREPAID STOCK PURCHASE CONTRACTS
                             ---------------------

                            PHILLIPS 66 CAPITAL III
                            PHILLIPS 66 CAPITAL IV
                            PHILLIPS 66 CAPITAL V
                            PHILLIPS 66 CAPITAL VI
                              PREFERRED SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                           PHILLIPS PETROLEUM COMPANY
                             ---------------------
    Phillips Petroleum Company ("Phillips" or the "Company"), a Delaware corporation, may from time to time offer (i) its unsecured senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") consisting of debentures, notes or other evidences of indebtedness, (ii) shares of its preferred stock, with or without par value (the "Preferred Stock"), which may be represented by depositary shares as described herein, (iii) shares of its common stock, par value $1.25 per share (the "Common Stock"), (iv) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or Preferred Stock or (v) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) Senior Debt Securities or Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities (as defined below) of a Phillips Capital Trust (as defined below), securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Such securities may be sold for U.S. dollars, foreign denominated currency or currency units; amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case as the Company specifically designates.

    Phillips 66 Capital III, Phillips 66 Capital IV, Phillips 66 Capital V and Phillips 66 Capital VI (each a "Phillips Capital Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the respective Phillips Capital Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the Phillips Capital Trusts out of moneys held by each of the Phillips Capital Trusts, and payment on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by Phillips to the extent described herein (each a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees" below. Phillips' obligations under the Preferred Securities Guarantees are subordinate and junior in right of payment to all other liabilities of Phillips and rank pari passu with the most senior preferred stock, if any, issued from time to time by Phillips. Subordinated Debt Securities may be issued and sold from time to time in one or more series to a Phillips Capital Trust, or a trustee of such Phillips Capital Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein, together the "Trust Securities") of such Phillips Capital Trust. The Subordinated Debt Securities purchased by a Phillips Capital Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Phillips Capital Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.
                                                        (continued on next page)
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  The date of this Prospectus is June 5, 1998

                      (This page intentionally left blank)

     Specific terms of the particular Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities and the related Preferred Securities Guarantee, in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, certain terms thereof, including, where applicable, (i) in the case of Senior Debt Securities and Subordinated Debt Securities, the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable) if any, the time and method of calculating interest payments, if any, listing, if any, on a securities exchange, authorized denomination, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or units in which principal, premium, if any, or interest, if any, is payable, the right of Phillips, if any, to defer payment of interest on the Subordinated Debt securities and the maximum length of such deferral period, the initial public offering price and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, par value, if any, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing, if any, on a securities exchange and whether the Company has elected to offer the Preferred Stock in the form of depositary shares; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock or Preferred Stock issuable thereunder, the purchase price of the Common Stock or Preferred Stock, the date or dates on which the Common Stock or Preferred Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (v) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of a Phillips Capital Trust securing the holders' obligation to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Stock Purchase Contracts as a result of such early settlement and the specific terms of the Prepaid Stock Purchase Contract and the terms of the offering and sale of such Stock Purchase Units; and (vi) in the case of Preferred Securities of a Phillips Capital Trust, the specific designation, number of securities, liquidation amount per security, initial public offering price, and any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company.

     The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $1,000,000,000. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

     Phillips and/or each of the Phillips Capital Trusts may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. See "Plan of Distribution" below. If any agents of Phillips and/or any Phillips Capital Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

     This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PHILLIPS PETROLEUM COMPANY, THE PHILLIPS CAPITAL TRUSTS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PHILLIPS PETROLEUM COMPANY OR THE PHILLIPS CAPITAL TRUSTS SINCE THE DATE HEREOF. THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Phillips and the Phillips Capital Trusts with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, although it does include a summary of the material terms of the Senior Debt Indenture and the Subordinated Debt Indenture (each as defined herein) and the Declaration of Trust of each Phillips Capital Trust. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Phillips Capital Trusts and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     Phillips is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information concerning Phillips can be inspected and copied at prescribed rates at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Such reports, proxy statements and other information may also be accessed through the SEC's web site on the Internet (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the following stock exchanges on which certain of the Company's securities are listed: the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Pacific Exchange, 301 Pine Street, San Francisco, California 94104; and The Toronto Stock Exchange, The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2.

     No separate financial statements of any of the Phillips Capital Trusts have been included herein. Phillips does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each of the Phillips Capital Trusts will be owned, directly or indirectly, by Phillips, a reporting company under the Exchange Act, (ii) each of the Phillips Capital Trusts has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Phillips Capital Trust and investing the proceeds thereof in Subordinated Debt Securities issued by Phillips, and (iii) Phillips' obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of each of Phillips 66 Capital III, IV, V and VI under the Subordinated Debt Indenture and any supplemental indenture thereto and pursuant to the Declarations of each Trust, the guarantee issued with respect to Preferred Securities issued by that Trust, the Subordinated Debt Securities purchased by that Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debt Securities" and "Description of the Preferred Securities Guarantees."

     The Phillips Capital Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Phillips Capital Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which have been previously filed by the Company with the SEC, are incorporated by reference in this Prospectus.

     All documents filed by Phillips pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Phillips will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Dale J. Billam, Secretary, Phillips Petroleum Company, 1234 Adams Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-5638).

                           PHILLIPS PETROLEUM COMPANY

     Phillips Petroleum Company, incorporated in Delaware in 1917, is a fully integrated oil company engaged in petroleum exploration and production on a worldwide basis, petroleum refining and marketing, and natural gas gathering and processing, principally in the United States. Phillips also produces and distributes chemicals worldwide. Its principal executive offices are located in the Phillips Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-6600).

                                   THE TRUSTS

     Each of Phillips 66 Capital III, Phillips 66 Capital IV, Phillips 66 Capital V and Phillips 66 Capital VI is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each a "Declaration") executed by the Company, as sponsor for such trust (the "Sponsor") and the Phillips Capital Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on February 23, 1996, in the case of Phillips 66 Capital III and Phillips
66 Capital IV and on May   in the case of Phillips 66 Capital V and Phillips 66
Capital VI. Each Phillips Capital Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of each Phillips Capital Trust. Each Phillips Capital Trust has a term of approximately 55 years, but may earlier terminate as provided in the Declaration. Each Phillips Capital Trust's business and affairs will be conducted by the trustees (the "Phillips Capital Trustees") appointed by the Company, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Phillips Capital Trustees of a Phillips Capital Trust. The duties and obligations of the Phillips Capital Trustees shall be governed by the Declaration of such Phillips Capital Trust. A majority of the Phillips Capital Trustees (the "Regular Trustees") of each Phillips Capital Trust will be persons who are employees or officers of or affiliated with the Company. One Phillips Capital Trustee of each Phillips Capital Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Phillips Capital Trustee of each Phillips Capital Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Phillips Capital Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each Phillips Capital Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Phillips Capital Trust shall be c/o Phillips Petroleum Company, 3 Phillips Building, Bartlesville, Oklahoma 74004.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                             THREE MONTHS
                                ENDED
                               MARCH 31            YEARS ENDED DECEMBER 31
                             ------------    ------------------------------------
                             1998    1997    1997    1996    1995    1994    1993
                             ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed
  charges..................  6.1     5.5     5.4     6.9     3.4     3.2     2.3
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends................  6.1     5.5     5.4     6.9     3.4     3.2     2.3

     For the purpose of computing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes and extraordinary items, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirements of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense which the Company believes to be representative of interest and the amounts accrued to cover the preferred stock dividend requirements of a subsidiary and capital trusts. A statement setting forth the computation of the unaudited ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

     Phillips intends to add the net proceeds from the sale of the Offered Securities to its general funds, to be used for general corporate purposes, including capital expenditures, repayment or repurchases of outstanding long-term debt securities, investments in subsidiaries, working capital, repayment of short-term commercial paper notes and/or other business opportunities. Each Phillips Capital Trust will use all proceeds received from the sale of the Offered Securities to purchase Subordinated Debt Securities from Phillips.

                 DESCRIPTION OF THE SENIOR DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

     The Company's unsecured Senior Debt Securities and Subordinated Debt Securities (collectively, the "Debt Securities"), consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series, in the case of Senior Debt Securities, under a Senior Indenture dated as of September 15, 1990, as supplemented by Supplemental Indenture No. 1 dated as of May 23, 1991 (as so supplemented, the "Senior Debt Indenture") between the Company and U.S. Bank Trust National Association, as successor to Continental Bank, National Association, as Trustee, and in the case of Subordinated Debt Securities, under a Subordinated Indenture dated as of May 23, 1996 (the "Subordinated Debt Indenture") between the Company and the Bank of New York, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." U.S. Bank Trust, Continental Bank and The Bank of New York, in each of their respective capacities as trustee under the respective Indentures, is sometimes referred to hereinafter as the "Trustee." The Indentures are included as exhibits to the Registration Statement of which this Prospectus is a part. The following description summarizes the material terms of the Indentures and the Debt Securities and is qualified in its entirety by reference to the detailed provisions of the applicable Indenture, which contains the full text of such provisions, including the definition of certain terms used herein, and other information regarding the Debt Securities. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Any Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that the Debt Securities may be issued from time to time in one or more series. The Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a special committee appointed thereby (each, a "Supplemental Indenture").

     Reference is made to the Prospectus Supplement relating to the particular Debt Securities being offered thereby for the following terms: (1) the designation of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the date or dates on which such Debt Securities will mature and the right, if any, to extend such date or dates; (5) the rate or rates, if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates; (6) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (7) the right, if any, to extend the interest payment periods and the duration of such extension;
(8) provisions for a sinking purchase or other analogous fund, if any; (9) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company or the holder; (10) the form of such Debt Securities; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (14) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of the Company or any other person; (15) the terms and conditions, if any, pursuant to which the principal of and premium, if any, and interest, if any, on such Debt Securities are payable at the election of the Company or the holder thereof, in securities or other property; and (16) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register.

     If a Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

     The Indentures contain no covenants or other provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "Limitation on Mergers and Sales of Assets" below.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferrable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Debt Securities may be surrendered for payment or transferred at the offices of the Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. Payment of Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the applicable Prospectus Supplement.

CERTAIN TERMS OF THE SENIOR DEBT SECURITIES

  Certain Covenants of the Company

     LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge or other lien ("Mortgage") on any Restricted Property, or on any shares of stock or indebtedness of a Restricted Subsidiary, without providing that the Senior Debt Securities shall be secured equally and ratably with (or prior to) such secured indebtedness, unless after giving effect thereto the aggregate amount of all such indebtedness so secured (other than indebtedness secured by excepted Mortgages referred to in the following sentence), together with all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions involving Restricted Property, except sale and leaseback transactions, the proceeds of which are applied to the retirement of funded debt, would not exceed 10 percent of Consolidated Adjusted Net Assets as shown on the Company's latest audited consolidated financial statements. This restriction will not apply to (a) Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary, (b) Mortgages on property existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any indebtedness incurred prior to, at the time of, or within six months after such acquisition or completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof, (c) Mortgages on substantially unimproved property to secure the cost of exploration, drilling or development of, or improvements to, such property, and (d) Mortgages in favor of the Company or a Restricted Subsidiary, and will not apply to any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. The following types of transactions are not deemed to create indebtedness secured by Mortgage (a) the sale or transfer of crude oil, natural gas or natural gas liquids in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or of such oil, gas or gas liquids, or any other interest in property commonly referred to as a "production payment," and (b) the Mortgage of any property of the Company or any Subsidiary in favor of governmental bodies to secure partial progress, advance or other payments to the Company or any Subsidiary pursuant to any contract or statute, or the Mortgage of any property to secure indebtedness of the pollution control or industrial revenue bond type.

     LIMITATION ON SALES AND LEASEBACKS. Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Restricted Property which has been owned or operated by the Company or such Restricted Subsidiary for more than six months unless (a) the Company or such Restricted Subsidiary could mortgage such property in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Securities of each series, (b) since the date of the Senior Debt Indenture and within a period commencing 12 months prior to the consummation of the sale and leaseback transaction and ending 12 months after the consummation of such sale and leaseback transaction, the Company or any Restricted Subsidiary has expended or will expend for any Restricted Property an amount equal to (i) the greater of (x) the net proceeds of such sale and leaseback transaction and (y) the fair market value of the Restricted Property so leased at the time of entering into such transaction, as determined by the Board of Directors of the Company (the greater of the sums specified in clauses (x) and (y) being referred to herein as the "Net Proceeds of such transaction"), and the Company elects to designate such amount as satisfying any obligation it would otherwise have under clause (c) hereof, or (ii) a part of the Net Proceeds of such transaction and the Company elects to designate such amount as satisfying part of the obligation it would otherwise have under clause (c) hereof and applies an amount equal to the remainder of such Net Proceeds as provided in clause (c) hereof, or (c) the Company, within 12 months of the consummation of any such sale and leaseback transaction, applies an amount equal to the Net Proceeds of such transaction (less any amount elected under clause (b) hereof) to the retirement of Funded Debt of the Company ranking on a parity with the Securities of each series. This restriction will not apply to certain sale and leaseback transactions (a) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (b) involving the taking back of a lease for a period of less than three years.

     CERTAIN DEFINITIONS. "Attributable Debt" is defined to mean the total net amount of rent (discounted at the rate per annum indicated in the Senior Debt Indenture) required to be paid during the remaining term of any lease.

     "Consolidated Adjusted Net Assets" is defined to mean the total amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges.

     "Restricted Property" is defined to mean (a) any interest in property located in the United States (including any interest in property located off the coast of the United States operated pursuant to leases from any governmental body) which is producing crude oil, natural gas or natural gas liquids in paying quantities, or (b) any refining or manufacturing plant located in the United States, except (i) related transportation or marketing facilities, or (ii) any refining or manufacturing plant or portion thereof which, in the opinion of the Board of Directors of the Company, is not a principal plant in relation to the activities of the Company and its Restricted Subsidiaries as a whole.

     "Restricted Subsidiary" is defined to mean any Subsidiary which owns a Restricted Property if substantially all of the tangible property in which such Subsidiary has an interest is (a) located in the United States, or (b) is located off the coast of the United States and is operated pursuant to leases from any governmental body. The Company currently has no Restricted Subsidiaries.

     "Subsidiary" is defined to mean a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Limitation on Mergers and Sales of Assets

     The Company shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless the successor entity shall be a corporation organized under the laws of the United States or any State or the District of Columbia and shall expressly assume the obligations of the Company under the Senior Debt Indenture. If, upon any such consolidation, merger, conveyance or transfer of the Company with or into any Person or of any Restricted Subsidiary with or to any other Subsidiary, any Restricted Property of the Company or of any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary would thereupon become subject to any Mortgage (other than a Mortgage permitted under the limitation on liens described above, without the Company's having to secure the Senior Debt Securities equally and ratably), the Company will secure the Senior Debt Securities (together with, if the Company shall so determine, other securities ranking on a parity with the Senior Debt Securities) prior to all liens other than any theretofore existing.

Events of Default, Waiver, and Notice

     As to each series of Senior Debt Securities, an Event of Default is defined in the Senior Debt Indenture as being: default for 30 days in payment of any interest on the Senior Debt Securities of that series; default in payment of principal and premium, if any, on the Senior Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; default by the Company in the performance of any other of the covenants or agreements in the Senior Debt Indenture which shall not have been remedied for a period of 90 days after notice; and certain events of bankruptcy, insolvency, and reorganization of the Company. The Senior Debt Indenture provides that the Trustee may withhold notice to the Securityholders of any default (except in payment of principal or of interest or premium on the Senior Debt Securities) if the Trustee considers it in the interest of Securityholders to do so.

     The Senior Debt Indenture provides that, (a) if an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of Senior Debt Securities shall have occurred and be continuing, either the Trustee or the holders of 25 percent in principal amount of the Senior Debt Securities of all series affected thereby then outstanding may declare the principal of all such Senior Debt Securities to be due and payable immediately, and (b) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Senior Debt Indenture or certain events of bankruptcy, insolvency and reorganization of the Company, either the Trustee or the holders of 25 percent in principal amount of all Senior Debt Securities then outstanding (treated as one class) may declare the principal of all Senior Debt Securities to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except defaults in payment of principal of or interest or premium on the Senior Debt Securities) by the holders of a majority in principal amount of the Senior Debt Securities of such series (or of all series, as the case may be) then outstanding.

     The holders of a majority in principal amount of the Senior Debt Securities of any and all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Senior Debt Indenture, provided that the Senior Debt Securityholders shall have offered to the Trustee reasonable indemnity against expenses and liabilities. The Senior Debt Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of certain defaults under the Senior Debt Indenture.

Modifications of the Indenture

     The Senior Debt Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3 percent in principal amount of the Senior Debt Securities of all series affected by such modification at the time outstanding, to modify the Senior Debt Indenture or any supplemental indenture or the rights of the holders of the Senior Debt Securities; provided that no such modification shall (i) extend the fixed maturity of any Senior Debt Security, or reduce the principal amount thereof (including in the case of a discounted Security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the Senior Debt Securities payable in any coin or currency other than that provided in the Senior Debt Securities, or impair or affect the right of any Senior Debt Securityholder to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each Senior Debt Security so affected, or (ii) reduce the aforesaid percentage of Senior Debt Securities the consent of the holders of which is required for any such modification without the consent of the holders of each Senior Debt Security affected.

Defeasance

     The Senior Debt Indenture provides that the Company, at the Company's option: (a) will be Discharged from any and all obligations in respect of the Senior Debt Securities of a series (except for certain obligations to register the transfer or exchange of Senior Debt Securities, replace stolen, lost or mutilated Senior Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Senior Debt Indenture (including those described herein), in each case if the Company deposits, in trust with the Trustee or the Defeasance Agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the Senior Debt Securities of such series on the dates such payments are due in accordance with the terms of such Senior Debt Securities. To exercise any such option, the Company is required to deliver to the Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Senior Debt Securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to the effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Senior Debt Securities would not be delisted from such exchange as a result of the exercise of such option.

Governing Law

     The Senior Debt Indenture and the Senior Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Trustee

     The Company may have normal banking relationships with U.S. Bank Trust National Association as successor to the Continental Bank National Association in the ordinary course of business.

CERTAIN TERMS OF THE SUBORDINATED DEBT SECURITIES

Subordination

     The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

Issuance of Subordinated Debt Securities to a Phillips Capital Trust

     In the event Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Phillips Capital Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust.

Certain Covenants of the Company

     If Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust and (i) there shall have occurred any event that would constitute an Event of Default (as defined herein) or (ii) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips capital stock for another class or series of Phillips capital stock or (iii) the purchase of fractional interests in shares of Phillips capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, and

(b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

     If Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust and the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

     In the event Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities of such Phillips Capital Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100 percent ownership of the Common Securities of such Phillips Capital Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) to use its reasonable efforts to cause such Phillips Capital Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Phillips Capital Trust, the redemption of all of the Trust Securities of such Phillips Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Phillips Capital Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.

Limitation on Mergers and Sales of Assets

     The Company shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless the successor entity shall be a corporation organized under the laws of the United States or any State or the District of Columbia and shall expressly assume the obligations of the Company under the Subordinated Debt Indenture.

Events of Default, Waiver and Notice

     The Subordinated Debt Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to each series of Subordinated Debt Securities:

          (a) default for 30 days in payment of any interest on the Subordinated Debt Securities of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (b) default in payment of principal and premium, if any, on the Subordinated Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Subordinated Debt Securities shall not constitute a default for this purpose; or

          (c) default by the Company in the performance of any other of the covenants or agreements in the Indenture which shall not have been remedied for a period of 90 days after notice; or

          (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

          (e) in the event Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust, the voluntary or involuntary dissolution, winding-up or termination of such Phillips Capital Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Phillips Capital Trust, the redemption of all of the Trust Securities of such Phillips Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Phillips Capital Trust.

The Subordinated Debt Indenture provides that the Trustee may withhold notice to the holders of a series of Subordinated Debt Securities (except in payment of principal or of interest or premium on the Subordinated Debt Securities) if the Trustee considers it in the interest of such holders to do so.

     The Subordinated Debt Indenture provides that, (a) if an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of Subordinated Debt Securities shall have occurred and be continuing, either the Trustee or the holders of 25 percent in principal amount of the Subordinated Debt Securities of all series affected thereby then outstanding may declare the principal of all such Subordinated Debt Securities to be due and payable immediately, and (b) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Subordinated Debt Indenture or certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of 25 percent in principal amount of all Subordinated Debt Securities then outstanding (treated as one class) may declare the principal of all Subordinated Debt Securities to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except defaults in payment of principal of or interest or premium on the Subordinated Debt Securities) by the holders of a majority in principal amount of the Subordinated Debt Securities of such series (or of all series, as the case may be) then outstanding.

     The holders of a majority in principal amount of the Subordinated Debt Securities of any and all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Subordinated Debt Indenture, provided that the holders of the Subordinated Debt Securities shall have offered to the Debt Trustee reasonable indemnity against expenses and liabilities. The Subordinated Debt Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of certain defaults under the Subordinated Debt Indenture.

Modification of the Indenture

     The Subordinated Debt Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debt Securities of all series affected by such modification at the time outstanding, to modify the Subordinated Debt Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debt Securities; provided that no such modification shall (i) extend the fixed maturity of any Subordinated Debt Security, or reduce the principal amount thereof (including in the case of a discounted Subordinated Debt Security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the Subordinated Debt Securities payable in any coin or currency other than that provided in the Subordinated Debt Securities, or impair or affect the right of any holder of Subordinated Debt Securities to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each Subordinated Debt Security so affected, or (ii) reduce the aforesaid percentage of Subordinated Debt Securities the consent of the holders of which is required for any such modification without the consent of the holders of each Subordinated Debt Security affected.

Defeasance and Discharge

     The Subordinated Debt Indenture provides that the Company, at the Company's option: (a) will be Discharged from any and all obligations in respect of the Subordinated Debt Securities of a series (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Subordinated Debt Indenture (including those described herein), in each case if the Company deposits, in trust with the Trustee or the Defeasance Agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. To exercise any such option, the Company is required to deliver to the Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Subordinated Debt Securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to the effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Subordinated Debt Securities would not be delisted from such exchange as a result of the exercise of such option.

Governing Law

     The Subordinated Debt Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Trustee

     The Company may have normal banking relationships with The Bank of New York in the ordinary course of business.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Phillips Capital Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Phillips Capital Trust authorizes the Regular Trustees of such Phillips Capital Trust to issue on behalf of such Phillips Capital Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the Subordinated Debt Securities held by the Phillips Capital Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of the Phillips Capital Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Phillips Capital Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Phillips Capital Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a periodic basis to holders of such Preferred Securities as of a record date in each period during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such Phillips Capital Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Phillips Capital Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Phillips Capital Trust to the holders of Preferred Securities of such Phillips Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such Phillips Capital Trust; (vi) the obligation, if any, of such Phillips Capital Trust to purchase or redeem Preferred Securities issued by such Phillips Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such Phillips Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such Phillips Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more Phillips Capital Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Phillips Capital Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Phillips Capital Trust not inconsistent with the Declaration of such Phillips Capital Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each Phillips Capital Trust will issue one series of Common Securities. The Declaration of each Phillips Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such Phillips Capital Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a Phillips Capital Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Phillips Capital Trustees of a Phillips Capital Trust. All of the Common Securities of each Phillips Capital Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an Event of Default under the Declaration of a Phillips Capital Trust occurs and is continuing, then the holders of Preferred Securities of such Phillips Capital Trust would rely on the enforcement by the Institutional Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such Phillips Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Preferred Securities of such Phillips Capital Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Phillips Capital Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by Phillips for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Phillips Capital Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a Phillips Capital Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Phillips Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Phillips Capital Trust may have or assert. The following payments with respect to Preferred Securities issued by a Phillips Capital Trust to the extent not paid by such Phillips Capital Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such Phillips Capital Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such Phillips Capital Trust has funds available therefor with respect to any Preferred Securities called for redemption by such Phillips Capital Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Phillips Capital Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Phillips Capital Trust has funds available therefor and (b) the amount of assets of such Phillips Capital Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Phillips Capital Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Phillips Capital Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will not apply to any payment of distributions except to the extent such Phillips Capital Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Phillips Capital Trust, such Phillips Capital Trust will not pay distributions on the Preferred Securities issued by such Phillips Capital Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants of the Company." The Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of such Phillips Capital Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Phillips Capital Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an event of default under the Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Phillips Capital Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such Phillips Capital Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans or the satisfaction by Phillips of its obligations pursuant to any contract or security requiring Phillips to purchase shares of Phillips Common Stock, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips capital stock for another class or series of Phillips capital stock or, (iii) the purchase of fractional interests in shares of Phillips capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Phillips Capital Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Phillips Capital Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable Phillips Capital Trust (a) upon full payment of the Redemption Price of all Preferred Securities of such Phillips Capital Trust, (b) upon distribution of the Subordinated Debt Securities held by such Phillips Capital Trust to the holders of the Preferred Securities of such Phillips Capital Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of such Phillips Capital Trust upon liquidation of such Phillips Capital Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Phillips Capital Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant Phillips Capital Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such Phillips Capital Trust or any other person or entity before proceeding directly against the Company.

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     The Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by Phillips in respect of any preferred or preference stock of any affiliate of the Company, and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable Phillips Capital Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Company and certain of its affiliates maintain a banking relationship with the Preferred Guarantee Trustee.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
                 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of each of the Phillips Capital Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Phillips Capital Trusts, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

     As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Phillips shall pay all, and the applicable Phillips Capital Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the applicable Phillips Capital Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Phillips Trustees shall not take or cause or permit the applicable Phillips Capital Trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable Phillips Capital Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Phillips as and to the extent set forth under "Description of the Preferred Securities Guarantees." If Phillips does not make interest payments on the Subordinated Debt Securities purchased by the applicable Phillips Capital Trust, it is expected that the applicable Phillips Capital Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the applicable Phillips Capital Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that Phillips has made a payment of interest or principal on the Subordinated Debt Securities held by the applicable Phillips Capital Trust as its sole asset. The Guarantee, when taken together with Phillips' obligations under the Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the applicable Phillips Capital Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If Phillips fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and
"-- Voting Rights" in any accompanying Prospectus Supplement, may direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against Phillips to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Phillips to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Phillips will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Phillips to such holder of Preferred Securities in such Direct Action. Phillips, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If Phillips fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against Phillips to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the applicable Phillips Capital Trust, the Guarantee Trustee, or any other person or entity.

     Phillips and each of the Phillips Capital Trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Phillips of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General."

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to such series of the Preferred Stock, which will be filed with the Commission promptly after the offering of such series of Preferred Stock.

GENERAL

     Under the Company's Restated Certificate of Incorporation (the "Charter"), the Board of Directors of the Company (the "Board of Directors") is authorized, without further stockholder action, to provide for the issuance of up to 300,000,000 shares of preferred stock, with or without par value, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors or a duly authorized committee thereof. The Company may amend from time to time the Charter to increase the number of authorized shares of preferred stock in the manner provided in the Charter and the Delaware General Corporation Law ("DGCL").

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) any conversion provisions of such Preferred Stock; (vi) whether the Company has elected to offer Depositary Shares with respect to such Preferred Stock as described below under "Description of Depositary Shares" (vii) the voting rights, if any, of such Preferred Stock; and (viii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with any outstanding preferred stock of the Company and each other series of the Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

GENERAL

     The Company may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

     A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

     In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

     The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

CONVERSION AND EXCHANGE

     If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

     If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING

     Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which nay he deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as slated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

     Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts representing contracts obligating holders to purchase from the Company and the Company to sell to the holders a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Subordinated Debt Securities (y) debt obligations of third parties including U.S. Treasury securities, or (z) Preferred Securities of a Phillips Capital Trust, securing the holder's obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing each holder's obligations under the original Stock Purchase Contract.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL and the Charter.

     General. The Company is authorized to issue up to 500,000,000 shares of Common Stock. At December 31, 1997, the Company had outstanding 306,380,511 shares of Common Stock (including 14,000,882 shares held in its treasury) and had reserved approximately 29,125,863 shares of Common Stock for issuance under various employee or non-employee director incentive, compensation and option plans and under the Company's Dividend Reinvestment Plan.

     Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of preferred stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of preferred stock, including accumulations in the case of cumulative preferred stock, have been paid.

     Voting Rights. Subject to the rights, if any, of the holders of any series of preferred stock, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote on all matters presented for a vote, including the election of directors. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50 percent of the shares voting for the election of directors can elect 100 percent of the directors, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid to or set aside for the holders of all series of preferred stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities of the Company.

     Preferred Share Purchase Rights. The Company has outstanding one Preferred Share Purchase Right ("Right") for each outstanding share of the Company's Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), of the Company at a price of $75 per one one-hundredth of a share of Series B Preferred Stock, subject to adjustment or to purchase shares of Common Stock or the stock of an acquiring company at a discount in the event that any person or group of affiliated persons acquires beneficial ownership of 20% or more of the Company's outstanding Common Stock (an "Acquiring Person").

     Shares of Series B Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series B Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series B Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Series B Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Miscellaneous. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services LLC is the transfer agent, registrar and dividend disbursement agent for the Common Stock.

                              PLAN OF DISTRIBUTION

     Phillips and/or a Phillips Capital Trust may sell the Offered Securities in any of, or any combination of, the following ways: (i) directly to purchasers,
(ii) through agents, (iii) through underwriters, and (iv) through dealers.

     Offers to purchase Offered Securities may be solicited directly by Phillips and/or any Phillips Capital Trust, as the case may be, or by agents designated by Phillips and/or any Phillips Capital Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Phillips to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, Phillips will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make releases of the Offered Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Phillips and/or any Phillips Capital Trust, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

     Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by Phillips and/or any Phillips Capital Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

     The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     The validity of the Offered Securities (other than the Preferred Securities) and certain matters relating thereto will be passed upon for Phillips by Dale J. Billam, Senior Counsel of Phillips, and for the underwriters and certain purchasers by Davis Polk & Wardwell. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Phillips Capital Trusts by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Phillips Capital Trusts. Certain United States federal income taxation matters, as required, will be passed upon for Phillips and the Phillips Capital Trusts by Simpson Thacher & Bartlett, special tax counsel to Phillips and the Phillips Capital Trusts.

                                    EXPERTS

     The consolidated financial statements and schedule of Phillips Petroleum Company appearing in its Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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--------------------------------------------------------------------------------

                                  $500,000,000
                                 [PHILIPS LOGO]

                           PHILLIPS PETROLEUM COMPANY

                       $300,000,000 6 3/8% NOTES DUE 2009
                      $200,000,000 7% DEBENTURES DUE 2029

                ------------------------------------------------
                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                              MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                             ABN AMRO INCORPORATED
                               GREENWICH NATWEST
                           CREDIT SUISSE FIRST BOSTON

                                 MARCH 26, 1999

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